CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the use in this Registration Statement on Form S-1 of our report included herein for the period ended March 31, 2009 relating to the financial statements of Vanity Events Holding, Inc. and to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ Drakeford & Drakeford, LLC

Drakeford & Drakeford, LLC
Certified Public Accountants
New York, NY

July 6, 2009